Exhibit 10.9

This Mining Lease Agreement (“Agreement”) is made and entered into by and between New Era Mines, Inc., an Idaho corporation, and Sterling Mining Company, an Idaho corporation.

RECITALS

A. New Era Mines, Inc. is the owner of and in possession of two (2) certain patented mining claims situated in Shoshone County, Idaho described in Exhibit A attached to and by this reference incorporated in this agreement.

B. New Era Mines, Inc. desires to grant to Sterling Mining Company certain rights in and to the patented mining claims.

C. Sterling Mining Company desires to examine the mineral potential of the patented mining claims and possibly to develop commercial mines thereon.

NOW THEREFORE, in consideration of their mutual Promises, the parties agree as follows:

1. Definition: The following defined. terms, wherever used in this agreement, shall have the meanings described below:

1.1 “Effective date” shall mean the 21st day of March, 2003.

1.2 “Lessor” shall mean New Era Mines, Inc.

1.3 “Lessee” shall mean Sterling Mining Company.

1.4 “Lease Year” shall mean each one (1) year period following the Effective Date and each anniversary of the Effective Date.

1.5 “Minerals” shall mean gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other mineral elements, mineral compounds and geothermal resources, whether the same are known to exist on the Property or are discovered on the Property after the Effective Date and regardless of the method of extraction, mining or processing the same, whether known to exist or invented or developed after the Effective Date.

1.6 “Net Proceeds” shall mean the 1% net proceeds calculation as provided for in Exhibit B of this Agreement, attached hereto and incorporated herein by this reference.

1.7 “Ore” shall mean materials from the Property, the nature and composition of which, in the sole judgment of Lessee justifies either (a) mining or removing from place and shipping and selling the same, or delivering the same to a processing plant for physical or chemical treatment; or (b) Leaching in place.

1.8 “Product” shall mean: (a) all Ore shipped and sold prior to treatment; and (b) all concentrates, precipitates and products produced by or for Lessee from Ore.

1.9 “Property” shall mean the 2 patented mining claims described in Exhibit A of this Agreement.

1.10 “Waste” shall mean earth, rock or material mined or removed from the Property during the term of this Agreement, but which is not Ore.

2. Grant of Exploration Privileges Uses and Water Rights:

2.1 Grant of Exploration Privilege: Subject to the terms and conditions of this Agreement and to the extent permitted by applicable federal, state and local laws, regulations and ordinances, Lessor grants to Lessee the exclusive right and privilege to enter on the Property for the purposes of exploration and prospecting for minerals, mineral substances, metals, ore-bearing minerals and rocks of every kind, including the right of ingress end egress for personnel, machinery, equipment, supplies and products and the right to use so much of the surface and water located thereon as may be reasonably needed for such purposes.

2.2 Lease: Subject to the terms and conditions of this Agreement and to the extent permitted by applicable federal, state and local laws regulations and ordinances, Lessor eases exclusively to Lessee the Property for the purposes of development, production, removal and sale of all Minerals mineral substances, metals, ore-bearing materials and rocks of every kind The rights subject to this Agreement include all the rights,- title arid interests of Lessor in the Property, ands and mining claims described in this Agreement, including, but not limited to, the surface and subsurface, all Ores, Minerals, mineral elements, compounds and mineral rights, all water and water rights, geothermal resources and geothermal water in, upon and under the Property, all of the interests of Lessor in all options, contracts easements and rights of way reserved or granted in, upon or pertaining to the Property, and all rights, title and interests which may be acquired by or for Lessor in or pertaining to the Property or any part, during the term of this Agreement, along with any and all veins, odes and mineral deposits now owned or acquired by Lessor after the Effective Date, extending from or into or contained in the Property, and all tenements, hereditaments and appurtenances.

2.3 Uses: Lessee is granted the right, insofar as Lessor may lawfully grant the right, to use the Property, including but without being, limited to, the full right, authority and privilege of placing and using excavations, open pit mines injection and production wells, openings, shafts, ditches and drains, and of constructing, erecting, maintaining, using, and at its election, removing any and all buildings, structures, plants, roadways, pumps, pipelines, electrical power lines and facilities, stockpiles, waste plies, heap leach pads, tailings ponds and facilities, settling ponds, and all other improvements, property and fixtures for mining, removing beneficiating, concentrating, smelting, extracting, leaching (in place or otherwise), refining and shipping of Ores, Minerals or Product, or for any incidental activities, whether presently contemplated or known to be used in the mining, extraction, production or processing of Minerals, water or geothermal resources, or energy resources, or to any of the rights or privileges of Lessee hereunder. Lessee is further granted the right, insofar as Lessor may lawfully grant the right, to divert streams, to remove lateral and subjacent supports, to use, cave, subside, consume, or destroy the surface or any part thereof, to deposit earth, rocks, waste, lean Ore and materials on any part of the Property, to leach the same, and to commit waste.

2.4 Water Rights: Lessor leases to Lessee all of Lessor’s water rights appurtenant to the Property, Subject to the regulations of the state in which the Property is situated concerning the appropriation and taking of water, Lessee shall have the right to appropriate and use water, to drill wells for the water on the Property, and to lay and maintain all necessary water uses as may be required by Lessee in its operations on the Property.

3. Relationship of the Parties:

3.1 Limitation: Lessees performance of its duties and obligations under this Agreement shall not obligate Lessee to perform any additional services to Lessor nor to invest any funds of any nature whatsoever n the exploration of, development or production of minerals on or under the Property. Lessee may, without notice to Lessor, explore, conduct geological, geochemical and geophysical investigations, sample, drill or otherwise explore for, in the manner and to the extent that Lessee, in its sole discretion, deems advisable, to locate and develop Ores, Minerals and metals in and on the Property. Lessee may, in its sole discretion and without notice to Lessor, terminate its exploration, development, mining and processing activities on the Property, and commence reclamation as required by applicable laws, regulations, and the terms and conditions of any governmental plan of operations, permit, license or approval. Only the express duties and obligations described in this Agreement are binding upon Lessee, and Lessee shall have no duties or obligations, implied or otherwise, to explore for, develop or mine Minerals or Ores from the Property.

3.2 No Partnership: This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any partnership mining partnership or other partnership or other partnership relationship, or fiduciary relationship between them for any purpose whatsoever.

3.3 Competition: Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any arid all business endeavors of any sort whatsoever outside the Properly or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated herein, without consulting the other or inviting or allowing the other therein. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any money, property, interest or right offered to it outside the scope of this Agreement.

4. Term: The term of this Agreement shall be from the Effective Date for ten (10) years unless terminated or canceled, and for so long thereafter as Lessee produces or processes Minerals from the Property.

5. Payments: Lessee shall make the following payments to Lessor:

5.1 Net Proceeds: Lessee shall pay to Lessor a-sum equal to one (1) percent of the Net Proceeds from the production of Minerals from the Property. Payments of the Net Proceeds shall be made in accordance with the provisions of Exhibit B attached hereto.

5.2 Method of Payment: All payments made by Lessee to Lessor shall be paid in accordance with the provisions of Exhibit B attached hereto.

5.3 Audit: Lessor or its authorized agents shall have the right to audit and inspect Lessee’s accounts and records used in calculating net proceed payments, which right may be exercised as to each payment at any reasonable time during a period of ninety (90) days from the date on which the payment was made by Lessee. If no such audit is performed during such period, such accounts, records and payments. shall be conclusively deemed to be true, accurate and correct.

6. Compliance with the Law: The exercise by Lessee of any rights, privileges, grants and uses under this Agreement shall conform at all times with the applicable laws and regulations of the state in which the Property is situated and the United States of America. Lessee shall be fully responsible for compliance with all applicable federal, state and local reclamation statutes, regulations and ordinances relating to such work, all at Lessee’s cost, and Lessee shall indemnify and hold harmless Lessor from any and all claims, assessments, fines and actions arising from Lessee’s failure to perform the foregoing obligations. Lessor agrees to cooperate with Lessee in Lessee’s application for governmental licenses, permits and approvals, the costs of which shall be borne by Lessee.

7. Mining Practices: Inspection of Data Reports:

7.1 Mining Practices: Lessee shall work the Property in a miner-like fashion.

7.2 Inspection of Data: During the term of this Agreement, Lessor shall have the right to examine noninterpretive factual data regarding the Property in Lessee’s possession during reasonable business hours and upon prior notice, provided, however, that the rights of Lessor to examine such data shall be exercised in a manner such that inspection does not unreasonably interfere with the operations of Lessee.

7.3 Reports: Lessee shall deliver to Lessor, on or before the nineteenth (19th) day after the end of each calendar year, a summary report of all exploration or development work conducted by Lessee on the property for the previous year. Notwithstanding the foregoing, Lessee shall not be required in its reports to disclose proprietary information or information concerning, or which might tend to reveal, processes, techniques or equipment which Lessee is under a contractual obligation not to reveal.

7.4 Measurement Analysis: Lessee shall measure Ore, grade, take and analyze samples in accordance with industry practice, and shall keep accurate records thereof as a basis for computing the net proceed payments. These records shall be available for inspection and copying by Lessor at all reasonable times subject to the provisions of this Agreement regarding accounts, records and payments.

8. Production Records: Lessee shall keep accurate records of the sale or shipment of Product from the Property, and these records shall be available for inspection and copying by Lessor at all reasonable times.

9. Consolidation of Operations:

9.1 Cross Mining: Lessee is granted the right to mine and remove Ore, Minerals, Product and materials from the Property through or by means of shafts, openings or pits, which may be in or upon adjoining or nearby lands owned or controlled by Lessee. Lessee may use the Property and any shafts, openings and pits on the Property for the mining, removal, treatment and transportation of Ores and materials from adjoining or nearby lands, or for any purpose connected with such activities. Lessee shall have the right to treat or process in any manner (including in situ or solution mining) any Ore, Minerals, material and Products mined or produced from the Property and from other lands, such treatment may be conducted wholly or in part at facilities established or maintained on the Property or on other lands. The tailings and residue from such treatment shall be deemed Waste and may be deposited on the Property or on other lands. Lessee shall have no obligation to remove such Waste from the Property or to return to the Property Waste restating from the processing of Ores or materials from the Property.

9.2 Unitization: Lessee’s operations on the Property and its operations on other lands may be conducted upon the Property, and upon any and aft such other lands, as a single mining operation to the same extent as if all such properties constituted a single tract of land.

9.3 Boundary Areas: Lessor waives all rights, statutory and otherwise, to require Lessee to maintain adjacent support for the Property and any contiguous property owned, eased or controlled by Lessee or any other party. Lessor waives its right to prohibit Lessee from mining within any minimum distance of any boundary line of the Property and contiguous lands, and grants to Lessee the authority to enter into agreements with the owners of contiguous properties so as to allow mining of all Ores located on or under the boundaries of the Property. Lessee shall secure the necessary consents and agreements from the owners of contiguous properties and the requisite approvals of any governmental agencies.

10. Stockpiling:

10.1 Stockpiling: To the extent permitted by applicable federal, state and local laws, regulations and ordinances, Lessee shall have the right to stockpile on the Property or on other lands any Ore; Minerals, materials or Waste mined or produced from the Property at such place or places as Lessee may elect, without the obligation to remove them from where stockpiled or to return them to the Property. The stockpiling of Ore or materials from the Property on other lands shall not be deemed a removal or shipment thereof requiring payment in respect of Lessor’s interest. Lessee shall have the right to stockpile on the Property without obligation to remove the same at any time, any Ore, materials or Waste mined or produced by Lessee from other lands. Lessor agrees to recognize the rights and interests of others in such Ores, materials and Waste stockpiled on the Property, and to permit their removal by Lessee or the owner of such Ores and materials.

10.2 Waste: Waste, overburden, surface stripping, and other materials from the Property may be deposited on or off the Property. Nothing in this Section shall limit the provisions of this Agreement concerning stockpiling Product on or off the Property.

11. Mixing: Lessee shall have the right to commingle Ore from the Property or from other properties. Before commingling, the Ore from the Property and other Ore shall be measured and sampled by Lessee in accordance with sound mining and metallurgical practice for metal content. Representative samples of Ore and other Ores shall be retained by Lessee, and assays of these samples shall be made before commingling to determine the metal content of each Ore. Detailed records shall be kept by Lessee showing measurements, assays of metal content and gross metal content of the Ore and other Ore and such records shall be made available to Lessor at all reasonable times for examination and copying.

12. Treatment: Lessee shall have the right, but shall not be required, to beneficiate, concentrate, smelt, refine, leach and otherwise treat in any manner any Ore, Product and materials mined or produced from the Property and from other lands. Such treatment may be conducted wholly or in part at a plant or plants established or maintained on the Property or on other lands. Lessor shall have no right, title or interest in said tailings or residue.

13. Scope of Agreement: This Agreement shall extend to and include only the Property described in this Agreement, the Exhibits of this Agreement, and all covenants, obligations, representations and warranties as herein provided for.

14. Compliance with Federal Land Policy and Management Act:

14.1 Compliance with Federal Land Policy and Management Act: Lessor represents and warrants that (a) all of the mining claims have been posted in accordance with the mining laws of the United States and the State of Idaho, and in accordance with local customs, rules and regulations; and (b) none of the mining claims are subject to invalidation or forfeiture as a result of any failure to comply with the Federal Land Policy and Management Act of October 21,1976 (‘FLPMA,’ as amended) and the regulations promulgated thereunder or as a result of any other act or omission of Lessor.

15. Liens and Notices of Non-Responsibility: Lessor and Lessee agree to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done, made or caused by them, and to pay all indebtedness and liabilities incurred by or for them which may or might become a lien, charge or encumbrance against the Property before such indebtedness or liability shall become a lien, charge or encumbrance, except that Lessee need not discharge or release any such lien, charge or encumbrance so long as Lessee is contesting the same, The parties agree that Lessor shall be informed immediately of the execution of this Agreement by Lessee in order that Lessor can properly and timely record a Notice of Non-responsibility in the office of the county recorder of the county in which the Property is located. Nothing herein shall be construed to prevent Lessee from assigning, pledging, encumbering, or otherwise transferring its interest in this Agreement or the Property for the purpose of acquiring financing for its activities or operations on the Property, or for any other purpose, which acts are expressly authorized.

16. Taxes:

16.1 Real Property Taxes: Lessor shall pay any and all taxes assessed against the Property before execution of this Agreement. Lessee shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of the Agreement, and upon the Property then remaining subject to this Agreement. All such taxes for the year in which this Agreement is executed, and for the year in which this Agreement terminates, shall be prorated between Lessor and Lessee, except that neither Lessor nor Lessee shall be responsible for the payment of any such taxes which are based upon revenues income or production from the Property assessed solely to the other party. Lessee always shall have the right to contest, in the courts or otherwise, in its own name or in the name of Lessor, the validity or amount of any such taxes or assessments if it deems the same unlawful, unjust, unequal or excessive, or to take such other steps or proceedings as it may Deem necessary to secure a cancellation, reduction, readjustment or equalization thereat before it shall be required to pay the same. Lessee shall upon request furnish to Lessor copies of receipts or proof of payment for all such taxes and assessments when paid.

16.2 Personal Property Taxes: Each party shall pay all taxes assessed against such party’s personal property, improvements or structures placed or used on the Property.

16.3 Income Taxes: Lessee shall not be liable for any taxes levied on or measured by income, or other taxes applicable to Lessor, based upon payments under this Agreement or based upon the production of Minerals, Ore or Product from the Property.

16.4 Delivery of Tax Notices: If Lessor receives tax bills or claims which are Lessee’s responsibility, Lessor shall promptly forward them to Lessee for appropriate action, and if they are not received by Lessee at least ten (10) business days before any payment is due, Lessee shall not be responsible for any interest, penalty; charge, expense, or other liability arising from late payment. Lessor agrees to indemnify and save harmless Lessee from all of the interest, penalties, charges, expenses or liabilities that may be incurred by Lessee from time to time as a result of Lessor’s failure to promptly forward tax bills or claims to Lessee.

17. Inspection: Lessor, or Lessor’s duly authorized representatives, shall be permitted to enter on the property, and the workings of Lessee thereon at all reasonable times for the purpose of inspection. Lessor shall have the right to take samples of material from the Property for the purpose of assuring proper and accurate determination and payment of the Net Proceeds, but it shall enter on the Property at its own risk, and in such a manner as not to unreasonably hinder, delay or interfere with the operations of Lessee. Lessor shall indemnify and hold Lessee harmless from any and all damages, claims or demands arising out of injury to Lessor, Lessor’s agents or representatives, or any of them, on the Property or on the approaches thereto.

18. Title Information and Data: At any time during the term hereof, upon written request by Lessee, Lessor forthwith shall obtain and deliver to Lessee copies of all title documents affecting the Property which Lessor has in its possession or available to it, including copies of any plats and field notes of surveys of the Property. Lessor agrees to make available to Lessee copies of any exploration data, assays, logs, maps, geological, geochemical and geophysical surveys and reports that Lessor may have in its possession, without charge.

19. Representation of Title.

19.1 Escrow of Patents Pending Dispute: At any time while this Agreement is in force and effect a third party asserts a claim of ownership in the Property or the Minerals wit oh is adverse to the interest of Lessor or if Lessee is advised by legal counsel for Lessee that t appears that a third party may have such a claim, Lessee may deposit any payments which would other wise be due to Lessor hereunder into escrow, and give notice of such deposit to Lessor In the event of a dispute as to ownership of the Property, the Minerals, the surface of the Property, or the Net Proceeds, payment of Net Proceeds may be deferred until twenty (20) days after Lessee is furnished satisfactory evidence that such dispute has been finally settled, and all provisions as to keeping this Agreement in force shall relate to such extended time for payment.

20. Amendment and Relocation of Claims: Lessee shall have the right to amend or relocate in the name of Lessor any of the unpatented mining claims subject to this Agreement, which Lessee deems advisable to so amend or relocate. Lessor appoints Lessee as Lessor’s lawful Attorney In Fact for the purpose of the location, amendment or relocation of any such claims. All amended. or new locations shall be part of the mining claims subject to this Agreement, and the parties will promptly, after amendment or location of such claims, execute and deliver an addendum to this Agreement, and an amended memorandum of this Agreement to such effect.

21. Covenant, Warranties and Representations: Each of the parties covenants, warrants and represents for itself as follows:

21.1 Compliance with Laws: That it has complied with all applicable laws and regulations of any governmental body, federal, state or local, regarding the terms of this Agreement and the performance thereof.

21.2 No Pending Proceedings: That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

21.3 Authority: That it has the full right, title and authority to enter into this Agreement, and to perform the same in accordance with its terms. Neither this Agreement, nor its performance, violates or constitutes a default under the provisions of any other agreement to which it is a party or to which it is bound.

21.4 Commissions Finders’ Fees: That it has not utilized the services of a broker or a finder in the negotiation and/or execution of this Agreement, and that it has not incurred any obligation to pay a broker’s commission or finder’s fee upon the execution and consummation hereof.

21.5 Costs: That it shall pay all costs and expense incurred or to be incurred by it in negotiating and preparing this Agreement, and in closing and carrying out the transactions contemplated by this Agreement.

22. Lessor’s Covenants, Representations and Warrants: Lessor covenants, represents and warrants as follows:

22.1 Noninterference: Lessor hereby covenants that Lessor will not do or permit to be done any act which would or might hinder or impair the rights of Lessee to exercise any right granted to Lessee under this Agreement, or to acquire all rights, title and interests in and to the Property.

22.2 Estoppels Certificate: On written request from Lessee, and so long as Lessee is not in default under this Agreement, Lessor will execute and deliver to Lessee an estoppels certificate, in form acceptable to Lessee, whereby Lessor confirms that the Agreement is in full force and effect and that there are no defaults by Lessor or Lessee under the lease.

22.3 Environmental Conditions: Lessor is not aware of, nor has it received notice from, any governmental agency of any condition existing on the Property or created by Lessor which is or might be a violation of any applicable law, regulation or ordinance.

22.4 Non-Foreign Status: Lessor is not a foreign person as defined under Section 1445(f) of the Internal Revenue Code.

23. Termination by Lessor: In the event of any default or failure by Lessee to comply with any of the covenants, terms or conditions of this Agreement, Lessor shall be entitled to give Lessee written notice of the default, specifying details of the same. If such default is not remedied within sixty (60) days after receipt of the notice, provided the same can reasonably be done within that time, or, if not, if Lessee has not within that time commenced action to cure the same, or does not after such commencement diligently prosecute such action to completion, then this Agreement shall be deemed canceled and terminated effective on the sixtieth (60th) day after the receipt of the notice; provided that Lessor, prior to the expiration of said sixty (60) day notice period, has reconveyed the Property to the original owners, their heirs or assigns. Termination shall not be based on default or on a failure to remedy the same, which results from any cause beyond the reasonable control of Lessee, including without limitation, the Force Majeure provisions of this Agreement.

24. Termination: Lessee may at any time terminate this Agreement by giving written notice to Lessor, On or promptly after delivery of the notice of termination, Lessee shall execute and deliver to Lessor a written release of this Agreement in proper form for recording. If Lessee terminates this Agreement, Lessee shall not be required to perform the obligations or to pay Net Proceeds which accrue or come after the termination date, which shall be the date Lessee’s notice is effective pursuant to the terms of this Agreement. On expiration, termination or surrender of this Agreement, Lessee shall return the Property, or any part of the Property surrendered, in a state of compliance with applicable laws, regulations and ordinances of any governmental agency or authority having jurisdiction of the Property. If Lessee’s compliance is incomplete at such time, Lessee shall diligently take the actions necessary to complete compliance.

25. Removal of Equipment: Lessee shall have six (6) months after termination of this Agreement to remove from the Property all buildings, structures and equipment, and to restore or diligently act to restore the Property to an environmentally acceptable state as may be required by local, state or federal authorities. Any buildings, structures or equipment, including personal property, remaining on the Property after the time described in this Section shall be deemed to be owned by Lessor with no further action or the part of the parties.

26. Data: Upon termination of this Agreement, Lessor shall have the right to request a Copy of all noninterpretive factual data regarding the Property in Lessee’s possession at the time of termination. Lessee agrees that it will, within thirty (30) days after receipt of a timely written demand by Lessor, deliver to Lessor a copy of all such noninterpretive factual data. Lessee shall `nave no liability on account of any such information received or acted on by Lessor or any other party to whom Lessor delivers such information. Lessor must exercise its right to request the information referred to herein in writing, and must give such written request within thirty (30) days after termination of this Agreement. Absent such timely written demand, Lessee shall have no obligation under this Section to provide such information.

27. Confidentiality: The data and information, including the terms of this Agreement, coming into the possession of Lessor by virtue of this Agreement, shall be deemed confidential, and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property, or to publicly announce and disclose information under the laws and regulations of the United States, any state or local government or any country, or under the rules and regulations of any stock exchange on which stock of any party, or the parent or affiliates of any party, is listed. Lessor agrees, with respect to any public announcements (other than those exceptions set forth in the preceding sentence), including the announcement of the execution of this Agreement, if any, to inform Lessee of the contents of the announcement or disclosure in advance of its intention to make such announcement in sufficient time to permit Lessee to jointly or simultaneously make a similar public announcement or disclosure if the other party so desires, except that in the event any party anticipates selling or assigning all or a portion of its interest or negotiations to procure loans from third parties are undertaken, such party shall have the right to furnish information to the party to whom such conveyance or assignment is anticipated, or with whom such negotiations or cans are undertaken, upon obtaining from such party an agreement to hold confidential any information so furnished. Nothing in this Agreement shall limit or restrict the right of Lessee to provide, deliver or release to parent companies, companies with a common parent, subsidiary companies, affiliated or related companies and/or co-venturers the data and information, including the terms of this Agreement, coming into the possession of Lessee by virtue of this Agreement.

28. Force Majeure: The respective obligations of either party, except Lessee’s obligation to maintain the insurance and perform the annual assessment work required under this Agreement, shall be suspended during the time and to the extent that such party is prevented from compliance, in whole or in part, by war or war conditions, actual or potential, earthquake, fire, flood, strike, labor stoppage, accident, riot, unavoidable casualty, act or restraint, present or future, of any lawful authority, statute, governmental regulation or ordinance, environmental restrictions or conditions, permit or license approvals, act of God, act of public enemy, delays in transportation, or other cause of the same or other character beyond the reasonable control of such party.

29. Disputes not to Interrupt Operations: Disputes or differences between the parties shall not interrupt performance of this Agreement or the continuation of Lessees operations. In the event of any dispute or difference, operations may be continued, and settlements and payments may be made in the same manner as before such dispute or difference.

30. Memorandum Agreement: Upon execution of this Agreement, the parties shall execute and cause to be delivered a short form of this Agreement which shall be recorded in the office of the recorder of each county wherein all or part of the Property is located. The execution and recording of the memorandum of Agreement shall not limit, increase or in any manner affect any of the terms of this Agreement, or any rights, interest or obligations of the parties.

31. Notices: Any notices required or authorized to be given by this Agreement shall be in written form. Any notices required or authorized to be given by this Agreement may be sent by registered or certified “deliver,” postage prepaid and “return receipt requested,” addressed to the proper party at the following address or such address as the party shall have designated to the other party in accordance with this Section. Any notice required or authorized to be given by this Agreement shall be deemed to have been sufficiently given or served in written form if mailed as provided herein, personally delivered to the proper party, or sent by telex, telegraph, facsimile or other wire service, and actually received by such party. Such notice shall be effective on the date of receipt by the addressee party.

If to Lessor:	New Era Mines, Inc. 411 Coeur d’Alene Ave., 1-J Coeur d’Alene, ID 83814

If to Lessee:	Sterling Mining Company 411 Coeur d’Alene Avenue Coeur d’Alene. ID 83814

32. Binding Effect of Obligations: This Agreement shall be binding upon and inure to the benefit of the respective parties and their heirs, successors and assigns.

33. Whole Agreement: The parties agree that the whole agreement between them is written in this Agreement, and in a memorandum of agreement of even date which is intended to be recorded. There are no terms or conditions, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement.

34. Governing Law: This Agreement shall be construed and enforced in accordance with the laws of the state in which the Property is situated.

35. Multiple Counterparts: This Agreement maybe executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

36. Severability: If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any law of the United States or any state, the validity of the remaining portions or provisions shall not be affected and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

37. Bankruptcy or Insolvency Proceedings by Lessee: If Lessee be adjudged bankrupt or insolvent, or shall make an assignment for benefit of creditors, this Agreement shall thereupon immediately terminate, and t being further understood and agreed that this Agreement shall not be assignable by any process of law, nor be treated as an asset of Lessee in any bankruptcy or insolvency proceedings; nor shall it pass under the control of any trustee or assignee of Lessee by virtue of any proceedings in bankruptcy or insolvency, or under any assignment by Lessee for the benefit of creditors.

38. Assignment: Upon providing written notice to the other party in accordance with the terms of this Agreement, either party may assign its respective rights and obligations under this Agreement, provided that the assignee executes an assumption of all of the assignor’s obligations hereunder and agrees to be bound by all the terms and conditions of this Agreement. No such assignment shall in any way enlarge or diminish the right or obligations of Lessee or Lessor hereunder. Upon the assumption by the assignee of the assignor’s obligations, the assigning party shall be fully released from, and shall not be liable or responsible to the non-assigning party in any way for any duties, costs, payments or other liabilities or obligations that thereafter arise or accrue directly or indirectly under this Agreement. A fully executed memorandum of assignment in recordable form shall be provided to the non-assigning party by the assigning party.

39. Advance Payment of Net Proceeds: Net proceeds payments shall be advanced to the lessor in the following scheduled manner:

(a) Two Hundred and Fifty dollars shall be advanced to the lessor by the lessee on or before May 10, 2003;

(b) Two Hundred and Fifty dollars shall be advanced to the lessor by the lessee on or before September 30, 2003.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

NEW ERA MINES, INCORPORATED	STERLING MINING COMPANY
By:	By:
Title:	Title:

EXHIBIT “A”

to

That certain Mining Lease Agreement made effective the 21st day of March, 2003, by and between New Era Mines, Inc. and Sterling Mining Company.

Survey Name	Tax Group Survey Number
2588A Gertrude	09
2588A Leonard	09
2588A Matchless	09
2588A Wonder	09
2588B Matchless M.S.	09

A total of two (2) patented lode mining claims located in Shoshone County, State of Idaho.

A-1

EXHIBIT B

to

That certain Mining Lease Agreement made effective the 21st day of March 2003, by and between New Era Mines, Inc. and Sterling Mining Company.

NET PROCEEDS CALCULATION

1.1 Income and Expenses. Net Proceeds shall be calculated by deducting from the Gross Revenue (as defined below) realized (or deemed to be realized), such costs and expenses attributable to Exploration, Development, Mining, the marketing of Products and other Operations as would be deductible under generally accepted accounting principles and practices consistently applied, including without limitation:

(a) All costs and expenses of replacing, expanding, modifying, altering or changing from time to time the Mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that theft use in connection with the Properties bears to their total use;

(b) Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining of the Properties, including without limitation all state mining taxes, sales taxes, severance taxes, license fees and governmental levies of a similar nature;

(c) A pro rata portion of (I) the salaries and expenses of employees serving Operations whose time is not allocated directly to such Operations, and (III) the costs of maintaining and operating an office and any necessary sub office and (III) all necessary camps, including housing facilities for employees, used for Operations. The expense of those facilities, less any revenue there from, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment;

(d) All expenses incurred relative to the sale of Products, including an allowance for commissions at rates, which are normal and customary in the industry.

(e) All amounts payable to the Operator during Mining pursuant to any applicable operating or similar agreement in force with respect thereto;

(f) The actual cost of investment under the Agreement but prior to beginning of Mining, which shall include all expenditures for Exploration and Development of the Properties.

(g) Interest on monies borrowed or advanced for costs and expenses, but in no event in excess of the maximum permitted by law;

(h) An allowance for reasonable working capital and inventory;

(i) Cost of funding environmental compliance; Actual costs of Operations;

and

(j) Rental, royalty, production and purchase payments.

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For purposes hereto the term “Gross Revenue” shall mean the sum of (I) gross receipts from sale of Products, less any charges for sampling, assaying, or penalties; (II) gross receipts from the sale or other disposition of Assets; (III) insurance proceeds; (IV) compensation for expropriation of Assets; and (V) judgment proceeds.

It is intended that Sterling Mining Company shall recoup from Gross Revenue all of its on-going contributions for Exploration, Development, Mining, Expansion and Modification and marketing Products before any Net Proceeds are distributed. No deduction shall be made for income taxes, depreciation and amortization.

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